Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Insurance Holding Limited

We consent to the use of our report dated February 26, 2013, with respect to the consolidated balance sheets of Aspen Insurance Holding Limited as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for deferred acquisition costs.

/s/ KPMG Audit Plc

KPMG Audit Plc

London, UK

5 April 2013